CYANCO COMPANY
Financial Statements
December 31, 2000, 1999 and 1998




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                          INDEPENDENT AUDITORS' REPORT








To the Joint Venture Participants
of Cyanco Company


We have audited the accompanying balance sheet of Cyanco Company as of December 31, 2000 and 1999, and the related statements of income, joint venture capital, and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyanco Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and 1998, in conformity with generally accepted accounting principles.



                                            TANNER + CO.








Salt Lake City, Utah
January 23, 2001


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


                                                                                            CYANCO COMPANY

                                                                                             Balance Sheet
                                                                                            (In Thousands)

                                                                                              December 31,
----------------------------------------------------------------------------------------------------------




                                                                             2000              1999
                                                                       -----------------------------------

              Assets
              ------

Current assets:
     Cash                                                              $           1,605   $         1,389
     Accounts receivable                                                           2,822             1,317
     Inventories                                                                     664               935
     Prepaid expenses                                                                 70               103
                                                                       -----------------------------------

                  Total current assets                                             5,161             3,744

Property, plant and equipment, net                                                17,359            18,288
Other assets, net                                                                    533               560
                                                                       -----------------------------------

                                                                       $          23,053   $        22,592
                                                                       -----------------------------------

----------------------------------------------------------------------------------------------------------

              Liabilities and Joint Venture Capital
              -------------------------------------

Current liabilities - accounts payable and accrued expenses            $           2,148   $         1,102
                                                                       -----------------------------------

Commitments and contingencies                                                          -                 -

Joint venture capital                                                             20,905            21,490
                                                                       -----------------------------------

                                                                       $          23,053   $        22,592
                                                                       -----------------------------------




----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.
                                                                                                         1
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

                                                                                            CYANCO COMPANY

                                                                                       Statement of Income
                                                                                            (In Thousands)

                                                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------








                                                            2000             1999              1998
                                                     -----------------------------------------------------

Revenues:
     Net sales                                       $           22,837   $       19,209   $        27,141
     Other                                                          124              137               104
                                                     -----------------------------------------------------

                                                                 22,961           19,346            27,245
                                                     -----------------------------------------------------


Costs and expenses:
     Cost of sales                                               18,214           12,737            16,654
     General and administrative                                   1,332            1,243             1,485
                                                     -----------------------------------------------------

                                                                 19,546           13,980            18,139
                                                     -----------------------------------------------------

                  Income before
                  extraordinary income                            3,415            5,366             9,106

Extraordinary income - gain on
  forgiveness of debt                                                 -            2,422                 -
                                                     -----------------------------------------------------

                  Net income                         $            3,415   $        7,788   $         9,106
                                                     -----------------------------------------------------




----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.
                                                                                                         2
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


                                                                                            CYANCO COMPANY

                                                                        Statement of Joint Venture Capital
                                                                                            (In Thousands)

                                                              Years Ended December 31, 2000, 1999 and 1998
----------------------------------------------------------------------------------------------------------




                                                           Nevada
                                                         Chemicals,         Degussa
                                                            Inc.             Corp.            Total
                                                     -----------------------------------------------------

Balance at January 1, 1998                           $           11,218   $       11,357   $        22,575

Distributions                                                    (5,000)          (5,000)          (10,000)

Capital contributions                                                21                -                21

Net income                                                        4,553            4,553             9,106
                                                     -----------------------------------------------------

Balance at December 31, 1998                                     10,792           10,910            21,702

Distributions                                                    (4,000)          (4,000)           (8,000)

Extraordinary income                                              2,422                -             2,422

Income before extraordinary item                                  2,683            2,683             5,366
                                                     -----------------------------------------------------

Balance at December 31, 1999                                     11,897            9,593            21,490

Distribution                                                     (2,000)          (2,000)           (4,000)

Net income                                                        1,709            1,708             3,415
                                                     -----------------------------------------------------

Balance at December 31, 2000                         $           11,606   $        9,301   $        20,905
                                                     -----------------------------------------------------


----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.
                                                                                                         3
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


                                                                                            CYANCO COMPANY

                                                                                   Statement of Cash Flows
                                                                                            (In Thousands)

                                                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------




                                                                 2000            1999           1998
                                                            ----------------------------------------------

Cash flows from operating activities:
     Net income                                             $         3,415   $       7,788   $      9,106
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization                                1,068             941          1,188
         Gain on disposal of equipment                                   (4)             (5)             -
         Gain on forgiveness of debt                                      -          (2,422)             -
         (Increase) decrease in:
              Accounts receivable                                    (1,505)          1,119            (15)
              Inventories                                               271              79            (76)
              Prepaid expenses                                           33              71             66
         (Decrease) increase in accounts payable
           and accrued expenses                                       1,046            (296)          (705)
                                                            ----------------------------------------------

                  Net cash provided by
                  operating activities                                4,324           7,275          9,564
                                                            ----------------------------------------------

Cash flows from investing activities:
     Purchase of property, plant and equipment                         (112)            (88)          (310)
     Decrease in other assets                                             -              19              -
     Proceeds from sale of property and equipment                         4
                                                            ----------------------------------------------

                  Net cash used in
                  investing activities                                 (108)            (69)          (310)
                                                            ----------------------------------------------

Cash flows from financing activities-
     distributions to joint venture
       participants                                                  (4,000)         (8,000)       (10,000)
                                                            ----------------------------------------------

                  Net increase (decrease) in cash                       216            (794)          (746)

Cash, beginning of year                                               1,389           2,183          2,929
                                                            ----------------------------------------------

Cash, end of year                                           $         1,605   $       1,389    $     2,183
                                                            ----------------------------------------------


----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.
                                                                                                         4
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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)

                                                      December 31, 2000 and 1999
--------------------------------------------------------------------------------


 1.  Organization       Organization
     and                Cyanco  Company (the  Company) is the owner and operator
     Significant        of  a  liquid  sodium  cyanide  manufacturing   facility
     Accounting         located in Humboldt County, Nevada. The Company operates
     Policies           within the mining industry.

                        The Company is a non-corporate joint venture. Nevada Chemicals, Inc. (Nevada Chemicals), a wholly-owned subsidiary of Mining Services International Corporation
                        (MSI) owns a 50 percent interest in the joint venture, and Degussa Huls Corporation (Degussa) owns a 50 percent interest in the joint venture.

                        The joint venture agreement also provides that each party has a first right of refusal to purchase the other party's interest in the event of withdrawal of one of the parties.

                        Cash Equivalents
                        For  purposes  of the  statement  of  cash  flows,  cash
                        includes  all  cash  and   investments   with   original
                        maturities to the Company of three months or less.

                        Inventories
                        Inventories are recorded at the lower of cost or market, cost being determined on a first-in, first-out (FIFO) method.

                        Property, Plant and Equipment
                        Property, plant and equipment are recorded at cost, less accumulated depreciation. Depreciation on property, plant and equipment, other than the sodium cyanide plant, is determined using the straight-line method over the estimated useful lives of the assets. Depreciation on the sodium cyanide plant is determined using the units-of-production method. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property, plant and equipment are reflected in current operations.


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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------

 1.  Organization       Other Assets
     and                Included  in other  assets  are  amounts  relating  to a
     Significant        payment  for  the  license  of  certain  technology  and
     Accounting         deferred  costs   associated  with  the  sodium  cyanide
     Policies           manufacturing  facility.  Amortization of these costs is
     Continued          determined   using   the   units-of-production   method.
                        Amortization expense of other assets totaled $27, $22, and $29, in 2000, 1999 and 1998, respectively.

                        Revenue Recognition
                        Revenue is recognized upon shipment of the product.

                        Income Taxes
                        The joint venture is not subject to federal income taxes since all income tax effects accrue directly to the joint venture participants.

                        Concentration of Credit Risk
                        Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. The Company has a distribution agreement with Degussa, which requires Degussa to indemnify the Company against any credit risk from receivables.

                        The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                        The Company's customer base consists primarily of mining companies in the Western United States. Although the Company is directly affected by the well-being of the mining industry, management does not believe significant credit risk exists at December 31, 2000.


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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------

 1.  Organization       Use  of  Estimates  in  the   Preparation  of  Financial
     and                Statements
     Significant        The  preparation  of financial  statements in conformity
     Accounting         with generally accepted  accounting  principles requires
     Policies           management to make estimates and assumptions that affect
     Continued          the  reported  amounts  of assets  and  liabilities  and
                        disclosure of contingent  assets and  liabilities at the
                        date  of  the  financial  statements  and  the  reported
                        amounts of revenues  and expenses  during the  reporting
                        period.   Actual   results   could   differ  from  those
                        estimates.

                        Reclassification
                        Certain amounts in the prior years financial statements have been reclassified to conform with the current year presentation.


2.   Detail of
     Certain
     Balance
     Sheet
     Accounts
                                                        December 31,
                                            ------------------------------------
                                                   2000              1999
                                            ------------------------------------
Inventories:
     Raw materials                          $              488  $            703
     Finished goods                                        176               232
                                            ------------------------------------

                                            $              664  $            935
                                            ------------------------------------




Accounts payable and accrued expenses:
     Trade payables                         $            1,872  $            832
     Accrued expenses                                      196               270
     Due to joint venture participants                      80                 -
                                            ------------------------------------

                                            $            2,148  $          1,102
                                            ------------------------------------


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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------



3.   Property,          Property,  plant  and  equipment  is  comprised  of  the
     Plant and          following:
     Equipment
                                                  December 31,
                                        -----------------------------------
                                               2000             1999
                                        -----------------------------------

Plant                                   $           25,511   $       25,470
Machinery and equipment                              1,681            1,679
Land                                                   463              463
Vehicles                                               314              333
Office equipment and fixtures                          202              191
Construction in progress                                17               17
                                        -----------------------------------

                                                    28,188           28,153

Less accumulated depreciation
 and amortization                                  (10,829)          (9,865)
                                        -----------------------------------

                                        $           17,359   $       18,288
                                        -----------------------------------



4.   Extraordinary      The Company had a royalty agreement which called for the
     Gain on            Company to pay  royalties  at  specific  rates  based on
     Forgiveness        annual  gross  sales  over  certain  amounts.  Effective
     of Deferred        December  31,  1999,  the Company  settled the  deferred
     Royalty            royalty and  recognized a gain from  forgiveness of debt
                        of  approximately  $2,422.  Because the Company's  joint
                        venture  agreement  provided for payments made under the
                        royalty agreement to be specifically allocated to Nevada
                        Chemicals  as a reduction of their  allocable  income or
                        distribution  of assets upon  dissolution or sale of the
                        Company,   the  full   amount   recognized   from   this
                        forgiveness of debt was allocated to Nevada Chemicals.


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                                                                               8

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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------

5.   Related            Related party transactions  consist of the following (in
     Party              thousands):
     Transactions
                                             Years Ended December 31,
                                  ----------------------------------------------
                                       2000           1999            1998
                                  ----------------------------------------------

Sales to a joint venture
partner (see note 7)              $        22,837   $     19,209   $      27,141

Raw materials purchased
from a joint venture partner      $             -   $          -   $           -

Management fees, cost
reimbursements and other
fees paid to the joint venture
partners included in selling,
general and administrative
expenses                          $           685  $         574   $         820

Amounts payable to a joint
venture partner included in
payables                          $            80  $           -   $          70

Lease payment to a joint
venture partner                   $            84  $          37   $          53



6.   Distribution       The Company has entered into an  agreement  with Degussa
     Agreement          which provides for Degussa to act as the exclusive (with
                        certain   exceptions)   distributor   of  the  Company's
                        products.

                        Consequently, substantially all of the Company's revenues and trade receivables are from Degussa. The agreement expires on August 21, 2002, but may be renewed for subsequent terms subject to approval of both of the joint venture partners.



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                                                                               9

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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------


7.   Profit             The Company has  adopted a defined  contribution  profit
     Sharing Plan       sharing plan which qualifies under Section 401(K) of the
                        Internal  Revenue  Code.  The plan  provides  retirement
                        benefits for employees  meeting  minimum age and service
                        requirements.  Participants  may  contribute  up  to  20
                        percent  of  their  gross  wages,   subject  to  certain
                        limitations. The Company made contributions of $23, $24, and $28, during 2000, 1999 and 1998, respectively.

8.   Supplemental       No amounts were paid for interest during the years ended
     Cash Flow          December 31, 2000, 1999 and 1998.
     Information
                        During the year ended December 31, 1998, the Company reduced its deferred royalty and increased its joint venture capital for royalty payments made by Nevada
                        Chemicals Inc., of $21.


9.   Fair Value of      The  Company's  financial  instruments  consist of cash,
     Financial          receivables  and payables.  The carrying amount of cash,
     Instruments        receivables and payables approximates fair value because
                        of the short-term nature of these items.


10.  Commitments        The Company  provides medical benefits for its employees
     and                under  a plan  which  is  partially  self-funded  by the
     Contingencies      Company.

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                                                                              10

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